ISSUER FREE WRITING PROSPECTUS
(Supplementing Preliminary Prospectus Dated July 15, 2011)
Filed Pursuant to Rule 433
Registration No. 333-173445
July 28, 2011
THE CHEFS’ WAREHOUSE, INC.
     This Free Writing Prospectus relates only to the securities described in the preliminary prospectus dated July 15, 2011, and should be read together with the preliminary prospectus dated July 15, 2011.
     This Free Writing Prospectus sets forth revised disclosures under the following captions of the preliminary prospectus dated July 15, 2011:
•	Prospectus Summary—The Offering;

•	Risk Factors—Risks Relating to this Offering—Upon the completion of this offering, the concentration of our capital stock ownership with our founders and other executive officers will likely limit an investor’s ability to influence corporate matters; and

•	Principal and Selling Stockholders.
     References to “Company,” “we,” “us,” and “our” are used in this Free Writing Prospectus in the same manner as in the preliminary prospectus dated July 15, 2011.
* * *
STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
     The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: (1) Jefferies & Company, Inc., by calling toll-free (877) 547-6340 or by email to prospectus_department@jefferies.com; (2) BMO Capital Markets Corp, by calling toll-free (800) 414-3627 or by email to bmoprospectus@bmo.com; or (3) Wells Fargo Securities, LLC, by calling toll-free 800-326-5897 or by email to cmclientsupport@wellsfargo.com.

The Offering

Shares of common stock offered by the selling stockholders.	4,333,333 if the underwriters do not exercise their over-allotment option. 5,683,333 if the underwriters exercise their over-allotment option in full.

Over-allotment option.	The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 1,350,000 additional shares of our common stock to cover over-allotments.

Ownership after offering.
Upon completion of this offering, our founders and executive officers will beneficially own approximately 53.3% of our outstanding common stock, or approximately 46.8% if the underwriters exercise their over-allotment option in full, and will as a result have significant control over our affairs.

RISK FACTORS
Risks Relating to this Offering
Upon the completion of this offering, the concentration of our capital stock ownership with our founders and other executive officers will likely limit an investor’s ability to influence corporate matters.
Upon completion of this offering and the reorganization transactions, our founders and executive officers will beneficially own approximately 53.3% of our outstanding common stock or approximately 46.8% if the underwriters exercise their over-allotment in full.
Principal and Selling Stockholders

Christopher Pappas:

Number of Additional Shares of Common Stock to be sold at Underwriters Option:	675,000

Number of Shares of Common Stock Beneficially Owned Assuming Underwriters’ Option is Exercised	4,229,215

Percent of Common Stock Beneficially Owned Assuming Underwriters’ Option is Exercised	20.46%

John Pappas:

Number of Additional Shares of Common Stock to be sold at Underwriters Option:	675,000

Number of Shares of Common Stock Beneficially Owned Assuming Underwriters’ Option is Exercised	4,229,215

Percent of Common Stock Beneficially Owned Assuming Underwriters’ Option is Exercised	20.46%

Dean/Kay Facatselis:

Number of Shares of Common Stock to be Sold in this Offering:	4,333,333

Number of Shares of Common Stock Beneficially Owned Assuming Underwriters’ Option is/is not Exercised	570,880

Percent of Common Stock Beneficially Owned Assuming Underwriters’ Option is/is not Exercised	2.76%